Exhibit 99.2

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

Ocular Sciences, Inc.:

We have audited the accompanying consolidated balance sheets of Ocular Sciences, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ocular Sciences, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 4 to the consolidated financial statements, in 2002 the Company changed its method of accounting for goodwill and other intangible assets.

KPMG LLP

San Francisco, California

February 11, 2004

Exhibit 99.2

OCULAR SCIENCES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$34,187	$11,414
Accounts receivable, less allowance for sales returns and doubtful accounts of $3,596 and $3,818 for 2003 and 2002, respectively	57,906	56,416
Inventories	70,646	74,515
Prepaid expenses and other current assets	36,804	28,572

Total Current Assets	199,543	170,917
Property and equipment, net	134,903	119,941
Intangible assets, net	60,330	55,815
Loans to officers and employees	437	956
Other assets	4,095	4,460

Total assets	$399,308	$352,089

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,076	$10,009
Accrued liabilities	69,044	55,838
Current portion of long-term debt	411	420

Total current liabilities	78,531	66,267
Deferred income taxes	988	4,200
Other liabilities	1,067	942
Long-term debt, less current portion	16,877	30,730

Total liabilities	97,463	102,139

Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, $0.001 par value; 4,000,000 shares authorized; none issued	—	—
Common stock, $0.001 par value; 80,000,000 shares authorized; 24,373,871 and 23,811,638 shares issued and outstanding for 2003 and 2002, respectively	24	24
Additional paid-in capital	101,093	91,632
Retained earnings	182,391	155,837
Accumulated other comprehensive income	18,337	2,457

Total stockholders’ equity	301,845	249,950

Total liabilities and stockholders’ equity	$399,308	$352,089

See accompanying notes to consolidated financial statements

OCULAR SCIENCES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share amounts)

	Year Ended December 31,
	2003	2002	2001
Net sales	$310,563	$267,121	$224,974
Cost of sales	143,391	120,337	97,812

Gross profit	167,172	146,784	127,162
Selling and marketing expenses	86,030	72,937	53,769
General and administrative expenses	29,618	24,708	24,913
Research and development expenses	6,133	4,910	7,055
Write-off of impaired manufacturing equipment	—	—	25,597
Restructuring and related expenses	10,858	34,484	—
Acquired in-process research and development expenses	—	—	4,150

Income from operations	34,533	9,745	11,678
Interest expense	(634)	(775)	(443)
Interest income	594	422	859
Other income (expense), net	1,881	3,511	(331)

Income before taxes	36,374	12,903	11,763
Income taxes	(9,820)	(5,690)	(5,240)

Net income	$26,554	$7,213	$6,523

Net income per share data:
Net income per share (basic)	$1.11	$0.31	$0.28
Net income per share (diluted)	$1.09	$0.30	$0.27
Weighted average common shares outstanding	23,935,066	23,645,922	23,386,179
Weighted average dilutive potential common shares under the treasury stock method	404,987	771,929	672,065
Total weighted average common and dilutive potential common shares outstanding	24,340,053	24,417,851	24,058,244

See accompanying notes to consolidated financial statements

OCULAR SCIENCES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except share amounts)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock		Total Stockholders’ Equity
	Shares	Amount				Shares	Amount
Balances as of December 31, 2000	23,308,035	$23	$82,379	$142,101	$(2,058)	(62,500)	$(731)	$221,714
Exercise of employee stock options	211,650	1	2,903	—	—	—	—	2,904
Income tax benefits from stock options exercised	—	—	474	—	—	—	—	474
Comprehensive Income:
Net income	—	—	—	6,523	—	—	—	6,523
Other comprehensive loss	—	—	—	—	(1,724)	—	—	(1,724)

Comprehensive income	—	—	—	—	—	—	—	4,799
Retirement of Treasury Stock	(62,500)	—	(731)	—	—	62,500	731	—

Balances as of December 31, 2001	23,457,185	24	85,025	148,624	(3,782)	—	—	229,891
Exercise of employee stock options	354,453	—	5,159	—	—	—	—	5,159
Income tax benefits from stock options exercised	—	—	1,448	—	—	—	—	1,448
Comprehensive Income:
Net income	—	—	—	7,213	—	—	—	7,213
Other comprehensive income	—	—	—	—	6,239	—	—	6,239

Comprehensive income	—	—	—	—	—	—	—	13,452

Balances as of December 31, 2002	23,811,638	24	91,632	155,837	2,457	—	—	249,950
Exercise of employee stock options	562,233	—	9,082	—	—	—	—	9,082
Income tax benefits from stock options exercised	—	—	379	—	—	—	—	379
Comprehensive Income:
Net income	—	—	—	26,554	—	—	—	26,554
Other comprehensive income	—	—	—	—	15,880	—	—	15,880

Comprehensive income	—	—	—	—	—	—	—	42,434

Balances as of December 31, 2003	24,373,871	$24	$101,093	$182,391	$18,337	—	$—	$301,845

See accompanying notes to consolidated financial statements

OCULAR SCIENCES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2003	2002	2001
Cash flows from operating activities
Net income	$26,554	$7,213	$6,523
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,293	21,327	19,539
Amortization of loans to officers	358	382	120
Income tax benefits from stock options exercised	379	1,448	474
Provision for sales returns and doubtful accounts	(221)	1,557	335
In-process research and development	—	—	4,150
Write-off of impaired manufacturing equipment	—	24,701	25,597
Exchange gain	(1,378)	(2,295)	(153)
Deferred income taxes	(5,361)	5,396	(934)
Changes in operating assets and liabilities:
Accounts receivable	(1,267)	(18,581)	(13,502)
Inventories	3,869	(19,063)	(12,492)
Prepaid expenses, other current and non-current assets	(5,968)	(10,830)	(10,175)
Accounts payable	(933)	(4,465)	5,559
Accrued and other liabilities	13,330	18,620	(582)

Net cash provided by operating activities	54,655	25,410	24,459

Cash flows from investing activities:
Purchases of property and equipment	(31,786)	(34,514)	(44,296)
Loans to officers and employees	—	—	(1,625)
Sales and maturities of short-term and long-term investments	—	—	11,618
Payment for acquisitions, net of cash acquired	—	(10,294)	(48,562)
Other	—	25	(5)

Net cash used in investing activities	(31,786)	(44,783)	(82,870)

Cash flows from financing activities
Proceeds from issuance of debt	97,500	70,000	28,000
Repayment of short-term and long-term debt	(111,362)	(55,194)	(18,255)
Proceeds from issuance of common stock	9,082	5,159	2,904

Net cash (used in) provided by financing activities	(4,780)	19,965	12,649

Effect of exchange rate changes on cash and cash equivalents	4,684	3,033	(1,558)
Net increase (decrease) in cash and cash equivalents	22,773	3,625	(47,320)
Cash and cash equivalents at the beginning of year	11,414	7,789	55,109

Cash and cash equivalents at the end of year	$34,187	$11,414	$7,789

Supplemental cash flow disclosures:
Cash paid during the period for:
Interest	$648	$782	$431
Taxes	$10,376	$8,718	$14,796
Non-cash investing and financing activities:
Retirement of treasury stock	$—	$—	$731
Accounts receivable exchanged in the acquisition of Seiko	$—	$11,215	$—

See accompanying notes to consolidated financial statements

OCULAR SCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2003, 2002 and 2001

Note 1. Nature of Business

O.S.I. Corporation (“the Company”) was incorporated in California in 1985. On July 31, 1997, the Company effected a reincorporation into the state of Delaware and changed its name to Ocular Sciences, Inc. The Company is engaged in the design, manufacture and distribution of contact lenses.

Note 2. Significant Accounting Policies

Critical Accounting Policies

The Company’s critical accounting policies are as follows:

•	revenue recognition;

•	estimating valuation allowances;

•	accounting for income taxes;

•	valuation of long-lived and intangible assets and goodwill; and

•	estimates inherent in purchase accounting;

Revenue Recognition

Revenue is recognized based on the terms of sale with the customer, generally upon product shipment. The Company has established programs that, under specified conditions, enable its customers to return product. The Company establishes reserves for estimated returns and allowances at the time revenues are recognized. In addition, accruals for customer discounts and rebates are recorded when revenues are recognized. Amounts billed to customers in sale transactions related to shipping and handling are classified as revenue. The process of establishing reserves requires significant management judgment. In the event that actual results differ from these estimates or the Company adjusts these estimates in future periods, the Company’s financial position and results of operations could be materially impacted.

Estimating Valuation Allowances

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

The Company specifically analyzes the aging of accounts receivable and historical bad debts, customer concentrations, customer credit-worthiness, current economic trends, changes in customer payment terms and sales returns when evaluating the adequacy of the allowance for doubtful accounts and sales returns in any accounting period. The Company sells its products to a diverse group of optometrists, optical retailers, optical product distributors and ophthalmologists, and therefore the concentration of credit risk with respect to accounts receivable is limited due to the large number and diversity of customers across broad geographic areas. Accounts receivable from customers are uncollateralized. To reduce credit risk, the Company performs ongoing credit evaluations of significant customers’ respective financial conditions. It establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

The Company assesses the need for reserves on inventory generally based on monthly forward projections of sales of products that are updated periodically. Inventories are recorded at the lower of cost (first-in, first-out method) or market. Cost includes material, labor and applicable factory overhead. The reported value of our inventory includes saleable products, promotional products, raw materials and componentry that will be sold or used in future periods. Provision for potentially obsolete or slow moving inventory is made based upon our analysis of inventory levels and forecasted sales. Once inventory is reserved, the reserve can only be relieved by the subsequent sale or disposal of the inventory.

Material differences may result in the amount and timing of revenue and/or expenses for any period if different judgments had been made or different estimates utilized.

Accounting for Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax effects attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In preparing its consolidated financial statements, the Company is required to estimate our income taxes in each of the jurisdictions in which it operates. This is a complex process due to the multiple tax jurisdictions within which the Company operates and the overall complexity of the Company’s corporate structure. This process involves estimating actual current tax liability together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the consolidated balance sheet. Significant management judgment is required in determining the provision for income taxes and deferred tax assets and liabilities. The Company is presently under routine examination by local tax authorities in several of the tax jurisdictions, including the United States, that the Company operates in. As a result of these examinations, or in the event that actual results differ from these estimates or it adjusts these estimates in future periods, the Company’s financial position and results of operations could be materially impacted.

Valuation of Long-Lived and Intangible Assets and Goodwill

The Company periodically reviews long-lived assets and certain identifiable intangible assets for impairment in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets.” Goodwill and certain intangible assets, which are not subject to amortization, are periodically reviewed for impairment in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.”

For assets to be held and used, including acquired intangibles, the Company initiates its review whenever events or changes in circumstances indicate that the carrying amount of intangible assets may not be recoverable. Recoverability of an asset is measured by comparison of its carrying amount to the expected future undiscounted cash flows (without interest charges) that the asset is expected to generate. Any impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair market value. Significant management judgment is required in this process.

In January 2002, SFAS No. 142 became effective and as a result, the Company ceased to amortize goodwill and assembled workforce beginning January 1, 2002. As of December 31, 2003, unamortized goodwill and assembled workforce was approximately $47 million. In lieu of amortization, the Company is required to perform an annual impairment review. During the fourth quarter of 2003, it performed its annual impairment test and concluded that there is no impairment of its goodwill. In the future, the Company will perform the annual impairment test required by SFAS No. 142 in the fourth quarter of each year. The Company cannot assure you that a material impairment charge will not be recorded in the future.

Estimates Inherent in Purchase Accounting

Purchase accounting requires extensive use of accounting estimates and judgments to allocate the purchase price to the fair value of the assets purchased and liabilities assumed. In our recording of the acquisitions of the assets of Essilor and Seiko Contactlens, values were assigned to identifiable intangible assets based on management’s forecasts and projections that include assumptions related to future revenues and cash flows generated from the acquired assets.

Other Significant Accounting Policies

Basis of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Reclassifications

Certain prior year amounts have been reclassified to conform to the 2003 presentation.

Cash and Cash Equivalents

Cash equivalents consist money market instruments and government or government agency securities and other debt securities issued by financial institutions and other issuers with strong credit ratings.

Fair Value of Financial Instruments

The carrying amounts reported in the balance sheets for receivables, related party loans, accounts payable, accrued liabilities and short-term debt approximates fair values due to their short-term maturities. Long-term debt is carried at cost, which approximates fair value as the interest rate on the debt is referenced to market rates.

Shipping and Handling Costs

The Company classifies shipping charges received from customers as revenue. The Company classifies inbound shipping costs as cost of sales and outbound shipping costs as operating expense. The Company generally does not impose separate handling charges on customer orders and classifies costs attributable to receiving, inspecting and warehousing inventories and picking, packaging and preparing customers’ orders for shipment as operating expenses.

Advertising Costs

Advertising and promotion costs are expensed as they occur. The Company’s advertising and promotion costs were approximately $2,554,000, $2,172,000, and $2,194,000 for 2003, 2002, and 2001, respectively.

Foreign Currencies

The functional currencies of the Company’s subsidiaries are their respective local currencies. Accordingly, the subsidiaries translate all asset and liability accounts at current exchange rates in effect at the balance sheet date and statement of income accounts at average exchange rates during the period. Translation adjustments arising from differences in exchange rates from period to period are included in the consolidated financial statements as a component of other comprehensive income (loss) in stockholders’ equity. Foreign currency transaction gains and losses are a result of the effect of exchange rate changes on transactions denominated in currencies other than the functional currency and are included in other income (expense), net. The Company enters into foreign exchange forward contracts intended to reduce the short-term impact of foreign currency fluctuations on products sold internationally in currencies other than the purchasing entity’s functional currency. Additionally, the Company enters into foreign exchange forward contracts on certain intercompany equipment sale and leaseback transactions. The gains and losses on the foreign exchange forwards are intended to partially offset the transaction gains and losses recognized in earnings. The Company does not enter into foreign exchange forward contracts for speculative purposes. The Company’s foreign exchange forward contracts are generally six months or less in original maturity. Foreign currency transaction gains were $1.4 million, $2.3 million and $0.2 million for 2003, 2002 and 2001, respectively.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line or units-of-production method over the respective estimated useful lives of the assets as follows: equipment and machinery, 3 to 7 years; furniture and fixtures, 3 to 7 years; vehicles, 4 to 7 years; buildings, 10 to 14 years; and leasehold improvements, over the shorter of the respective lease terms or the respective estimated useful lives of the leasehold improvements. Normal repairs and maintenance are expensed as incurred. Expenditures, which materially increase values, change capacities or extend useful lives are capitalized.

Earnings Per Share

In accordance with SFAS No. 128, “Earnings Per Share,” basic earnings per share is calculated using the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated using the weighted average number of common shares and dilutive potential common shares outstanding during the period. Dilutive potential common shares represent shares issuable upon the exercise of outstanding options and are calculated using the treasury stock method.

Options to purchase 1,911,905, 942,820 and 1,167,660 shares of the Company’s common stock were not included in the computation of diluted earnings per share because their exercise prices were greater than the average market price of the Company’s common stock of $19.73, $24.53 and $20.35 per share for 2003, 2002 and 2001 respectively.

Stock-Based Compensation

The Company accounts for stock-based compensation using methods prescribed in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. The Company has adopted the disclosure-only provisions of SFAS No. 123 “Accounting for Stock-Based Compensation”.

In accordance with SFAS No. 123, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” the Company has provided, below, the pro forma disclosures of the effect on net income and earnings per share as if SFAS No. 123 had been applied in measuring compensation expense for all periods presented.

The following table illustrates, pursuant to SFAS No. 123, as amended by SFAS No. 148, the effect on net income and related net income per share, had compensation cost for stock-based compensation plans been determined based upon the fair value method prescribed under SFAS No. 123:

	December 31,
	2003	2002	2001
Net income:
As reported	$26,554	$7,213	$6,523
Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	2,566	3,843	3,366

Pro forma	$23,988	$3,370	$3,157
Net income per common share (basic):
As reported	$1.11	$0.31	$0.28
Pro forma	1.00	0.14	0.14
Net income per common share (diluted):
As reported	$1.09	$0.30	$0.27
Pro forma	0.99	0.14	0.13

In 2003, 2002 and 2001, the Company calculated the fair value of options using the Black-Scholes option-pricing model. The assumptions used were as follows:

	2003	2002	2001
Weighted-average risk free interest rate	1.21%	3.36%	4.19%
Expected life (years)	4	4	4
Volatility	36.0%	46.5%	45.0%
Dividend yield	—	—	—

Segment Information

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” establishes requirements for reporting information about operating segments and disclosures relating to products and services, geographic areas and major customers. Operating segments are components of an enterprise about which separate financial information is available and which is used regularly by its chief decision maker in allocation of resources. The Company operates in a single operating segment.

New Accounting Standards

The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” in June 2002. SFAS No. 146 addresses accounting and reporting for costs associated with exit and disposal activities and supercedes EITF No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, as defined by the Statement. Under EITF 94-3, an exit cost was recognized at the date an entity committed to an exit plan. Additionally, SFAS No. 146 provides that exit and disposal costs should be measured at fair value and that the associated liability be adjusted for changes in estimated cash flows. The Company adopted SFAS No. 146 effective January 1, 2003 on a prospective basis.

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others,” an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34. This interpretation elaborates on the disclosures to be made by guarantor in its interim and annual financial statements about its obligations under guarantees issued. The interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the interpretation are applicable to guarantees issued or modified after December 31, 2002 and have not had a material effect on our financial statements.

In December 2002, the FASB issued SFAS No. 148 “Accounting for Stock-Based Compensation—Transition and Disclosure,” which amends SFAS No. 123, “Accounting for Stock-Based Compensation.”SFAS 148 provides alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has adopted SFAS No. 148 effective January 1, 2003.

In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities,” which requires variable interest entities, previously referred to as special-purpose entities or off-balance sheet structures, to be consolidated by a company if that company is subject to a majority of the risk of loss from the entity’s activities or is entitled to receive a majority of the entity’s returns or both. The consolidation provisions of FIN No. 46 apply immediately to variable interest entities created after January 31, 2003 and to existing entities in the first fiscal year or interim period beginning after December 15, 2003 and have not had a material impact on the Company’s consolidated financial statements.

In April 2003, the FASB issued SFAS No. 149, “Amendments of Statement 133 on Derivative Instruments and Hedging Activities,” which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133. This statement is effective for contracts entered into or modified after September 30, 2003, with certain exceptions, and for hedging relationships designated after September 30, 2003. The Company adopted SFAS 149 effective October 1, 2003. Adoption of SFAS No. 149 did not have a material impact on the Company’s consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. Financial instruments that are within the scope of the statement, which previously were often classified as equity, must now be classified as liabilities. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003. The Company adopted SFAS No. 150 effective July 1, 2003. The statement has not had a material impact on the Company’s consolidated financial statements.

Note 3. Acquisitions

Acquisition of the Contact Lens Business from Essilor International S.A.

On February 12, 2001, the Company acquired the contact lens business of Essilor International (Compagnie Generale d’Optique) S. A. (“Essilor”). The Company acquired Essilor’s sales and distribution assets of the contact lens business in Europe and the United States and manufacturing facilities in France, the United Kingdom and the United States. The primary reasons for this acquisition were to expand the Company’s presence in Europe and to increase the Company’s product offerings.

The Company has accounted for the acquisition using the purchase method. Accordingly, the operating results of Essilor are included in its operating results from February 1, 2001.

The $48,590,000 purchase price for the assets acquired and liabilities assumed was comprised of $44,476,000 in cash and $4,114,000 in acquisition costs. There were no contingent payments, pre-acquisition contingencies or other commitments specified in the acquisition agreement.

The purchase price has been allocated as follows (in thousands):

Goodwill	$27,630
Inventory	6,532
Accounts receivable	6,127
Property and equipment	5,627
In-process research and development	4,150
Assembled workforce	3,630
Core technology	3,490
Customer list	2,700
Trade names	1,650
Other assets	2,666
Liabilities assumed	(15,612)

$48,590

Included in the liabilities assumed are accruals for costs associated with exiting certain activities and facilities of the acquired Essilor operations that were considered duplicative. This includes accruals for severance costs related to workforce reductions across all functions and exit costs associated with exiting certain facilities, dismantling equipment and other miscellaneous exit costs. Details of the exit costs and severance costs paid and charged against the accrual are presented in the following table (in thousands):

	Accrual as of December 31, 2001	Payments	Translation Adjustments	Accrual as of December 31, 2002	Payments	Adjustment to Goodwill	Translation Adjustments	Accrual as of December 31, 2003
Severance costs	$6,703	$(3,015)	$867	$4,555	$(1,131)	$(254)	$639	$3,809
Facility costs	811	(177)	149	783	(238)	—	110	655
Equipment and dismantling costs	250	(27)	55	278	—	—	56	334
Miscellaneous costs	107	(23)	18	102	(88)	—	3	17

Total	$7,871	$(3,242)	$1,089	$5,718	$(1,457)	$(254)	$808	$4,815

Management began formulating the plans to exit certain activities and facilities of the acquired Essilor operations at the time of the acquisition and expect to complete the activities in 2005. Management had initially contemplated completing the Plan by mid-2003. Due to circumstances not existing at the time the Plan was formulated, management will not be able to complete the Plan until 2005. However, the actions contemplated under the terms of the original Plan remain the same actions that will be completed in 2004 and 2005.

The purchase price was more than the fair value of the net assets acquired (approximately $21 million) resulting in goodwill of approximately $27.6 million. Subsequent to December 31, 2001, goodwill and assembled workforce have not been subject to amortization due to their infinite lives.

Customer lists, existing technology and trade names are included as components of intangible assets and are being amortized on a straight-line basis over their useful lives as listed in the table below:

Intangible Assets	Useful Life
Core technology	10 years
Trade names	12 years
Customer lists	15 years

The total weighted average amortization period of intangible assets subject to amortization is approximately 12 years.

As a result of the acquisition, the Company recorded acquired in-process research and development totaling $4.2 million. This charge relates to Essilor’s Fully Molded Toric Lenses and Photochromic Lenses, all of which were under development on the date of the acquisition. These projects under development were valued on the premise of fair market value in continued use employing a version of the income approach referred to as the discounted cash flow approach. This methodology is based on discounting to present value, at an appropriate risk-adjusted discount rate, both the expenditures to be made to complete the development efforts and the operating cash flows which the applications are projected to generate, less a return on the assets necessary to generate the operating cash flows.

From these projected revenues, the Company deducted costs of sales, operating costs, royalties and taxes to determine net cash flows. The Company estimated the percentage of completion of the development efforts for each product by comparing the estimated costs incurred and portions of the development accomplished prior to the acquisition date, to the total estimated costs and total development efforts required to fully develop these products. This percentage was calculated for each product and was then applied to the net cash flows that each product was projected to generate. These net cash flows were then discounted to present values using appropriate risk-adjusted discount rates in order to arrive at discounted fair values for each product.

The following table reflects unaudited pro forma combined results of operations of the Company and Essilor on the basis that the acquisition had taken place on January 1, 2001 (in thousands, except per share data):

2001
Net sales	$229,173
Net income	$10,244
Net income per share:
Basic	$0.44
Diluted	$0.43

Acquisition of Assets of Seiko Contactlens, Inc.

On March 11, 2002, the Company entered into an agreement to acquire certain assets of Seiko Contactlens, Inc. (“Seiko”). The purchase was completed on April 1, 2002. The primary reasons for this acquisition were to strengthen the Company’s presence and competitive positioning in Japan. As part of the acquisition, the Company hired 74 Seiko sales and administrative personnel. Seiko had been the Company’s distributor in Japan.

The Company has accounted for the acquisition using the purchase method. Accordingly, the operating results of Seiko have been included in its operating results from April 1, 2002.

The purchase price consisted of (in thousands):

Exchange of accounts receivable	$11,215
Cash	8,823
Acquisition costs	1,580

$21,618

The accounts receivable represents amounts owed to the Company from Seiko and exchanged as part of the acquisition.

The Company has evaluated the assets and liabilities acquired and has allocated the $21.6 million purchase price based on this evaluation, which is subject to change. The purchase price allocation consisted of (in thousands):

Goodwill	$6,452
Customer lists	3,540
Favorable contracts	330
Inventory	9,489
Accounts receivable	3,909
Liabilities assumed	(2,102)

$21,618

Goodwill has not been subject to amortization due to its indefinite life. Customer lists and favorable contracts are included as components of intangible assets and are being amortized on a straight-line basis over their useful lives as listed in the table below:

Intangible Assets	Useful Life
Customer lists	10 years
Favorable contracts	3 years

The total weighted average amortization period of intangible assets subject to amortization is approximately 8 years.

Included in the liabilities assumed are accruals for costs associated with exiting certain activities and facilities of the acquired Seiko operations that were considered duplicative. This includes accruals for severance costs related to workforce reductions across all functions and exit costs associated with exiting certain activities and facilities. Details of the severance and exit costs paid and charged against the accrual are presented in the following table (in thousands):

	Accrual as of April 1, 2002	Payments	Translation Adjustments	Accrual as of December 31, 2002	Payments	Translation Adjustments	Accrual Adjustment	Accrual as of December 31, 2003
Severance costs	$277	$(236)	$5	$46	$(101)	$—	$55	$—
Facility and other exit costs	1,710	—	196	1,906	(238)	171	19	1,858

Total	$1,987	$(236)	$201	$1,952	$(339)	$171	$74	$1,858

Management began formulating the plans to exit certain activities and facilities of the acquired Seiko operations at the time of the acquisition and expects to complete all actions under such plans by 2004.

The following table reflects unaudited pro forma combined results of operations of the Company and Seiko on the basis that the acquisition had taken place on January 1, 2001 (in thousands, except per share data):

	December 31, 2002	December 31, 2001
Net sales	$268,120	$250,071
Net income	$7,257	$458
Net income per share:
Basic	$0.31	$0.02
Diluted	$0.30	$0.02

Note 4. Goodwill and Other Intangible Assets

Goodwill and other intangible assets (gross) consisted of the following (in thousands):

	December 31, 2003	December 31, 2002
Goodwill	$45,537	$39,814
Intangible assets subject to amortization	23,858	22,150
Intangible assets not subject to amortization	3,630	3,630

	$73,025	$65,594

Accumulated amortization consisted of the following (in thousands):

	December 31, 2003	December 31, 2002
Goodwill	$2,132	$2,067
Intangible assets subject to amortization	10,088	7,237
Intangible assets not subject to amortization	475	475

	$12,695	$9,779

Goodwill and other intangible assets, net of accumulated depreciation, consisted of the following (in thousands):

	December 31, 2003	December 31, 2002
Goodwill	$43,405	$37,747
Intangible assets subject to amortization	13,770	14,913
Intangible assets not subject to amortization	3,155	3,155

	$60,330	$55,815

The total weighted average amortization period of intangible assets subject to amortization is approximately 10 years.

The change in Goodwill and intangible assets not subject to amortization is due primarily due to fluctuation in foreign exchange rate during the current year.

Intangible assets subject to amortization consist primarily of marketing rights, patents, customer lists, core technology and trade names. Amortization expense for intangible assets subject to amortization amounted to approximately $2,160,000, $1,930,000 and $1,550,000 for 2003, 2002 and 2001, respectively.

Amortization expense for each of the five succeeding years will amount to approximately (in thousands):

Year ending December 31,	Amortization expense
2004	$2,300
2005	2,200
2006	2,200
2007	1,400
2008	1,200

Total	$9,300

As required under SFAS No. 142, the Company has ceased to amortize goodwill and assembled workforce beginning January 1, 2002. As of December 31, 2003, unamortized goodwill and assembled workforce was approximately $47 million. This reduction in amortization effective January 1, 2002 may affect the comparability of current period results of operations with prior periods. The following table discloses what reported net income, including income tax effects, and basic and diluted net income per share would have been in all periods presented exclusive of amortization expense (in thousands, except for per share amounts):

	December 31,
	2002	2001
Net income:
Reported net income:	$7,213	$6,523
Add back: Goodwill amortization	—	1,910
Add back: Assembled workforce amortization	—	372

Adjusted net income:	$7,213	$8,805

	December 31,
	2002	2001
Basic net income per share:
Reported net income:	$0.31	$0.28
Goodwill amortization	—	.08
Assembled workforce amortization	—	.02

Adjusted net income:	$0.31	$0.38

	December 31,
	2002	2001
Diluted net income per share:
Reported net income:	$0.30	$0.27
Goodwill amortization	—	.08
Assembled workforce amortization	—	.02

Adjusted net income:	$0.30	$0.37

Note 5. Balance Sheet Items

Inventories consisted of the following (in thousands):

	December 31, 2003	December 31, 2002
Raw materials	$7,232	$6,339
Work in process	2,607	2,376
Finished goods	60,807	65,800

	$70,646	$74,515

Prepaid expenses and other current assets consisted of the following (in thousands):

	December 31, 2003	December 31, 2002
Refundable income taxes	$11,690	$16,131
Value added taxes receivable	15,023	3,079
Other prepaid expenses and current assets	10,091	9,362

	$36,804	$28,572

Property and equipment, net consisted of the following (in thousands):

	December 31,
	2003	2002
Equipment and machinery	$167,741	$137,627
Furniture and fixtures	6,161	6,019
Vehicles	257	223
Building and leasehold improvements	53,196	49,395
Construction in progress	28,762	24,109

	256,117	217,373
Less: accumulated depreciation and amortization	(121,214)	(97,432)

	$134,903	$119,941

In 2001, the Company implemented a second generation daily disposable manufacturing process in the United Kingdom. With the implementation of the first production line utilizing the second generation manufacturing process, it was concluded that certain existing manufacturing equipment had become impaired. As a result, the Company recorded a charge of $25.6 million in the fourth quarter of 2001.

During the fourth quarter of 2002, the Company accelerated the implementation of its second-generation manufacturing process throughout its high volume product lines. Given the lower labor and space requirements of this manufacturing process, the Company can consolidate its manufacturing operations into a smaller total plant structure. The initiative will allow the Company to meet volume production goals in substantially less space with lower manufacturing overhead. As a result of this initiative, the Company recorded a restructuring charge of approximately $34.5 million in 2002. Of the $34.5 million, approximately $24.7 million related to impairment of property and equipment.

Accrued liabilities consisted of the following (in thousands):

	December 31, 2003	December 31, 2002
Accrued expenses and interest	$31,943	$19,419
Restructuring and acquisition accruals	19,292	17,287
Accrued cooperative merchandising allowances	7,070	9,896
Income taxes payable	10,739	9,236

	$69,044	$55,838

Long-term debt consisted of the following (in thousands):

	December 31,
	2003	2002
Revolving loan from bank, due April 16, 2005, bearing interest at the bank’s Eurodollar rate plus 1.00%	$10,000	$26,000
Revolving loan from bank, due April 16, 2005, bearing interest at the bank’s prime rate less 0.50%	4,500	2,000
Financing obligation due to PRIDCO with monthly payment of $41,886 beginning in March 1, 2003 through February 1, 2010 bearing an effective interest of 6.93% and 4.11% for 2003 and 2002, respectively	2,643	2,918
Other	145	232

Total long-term debt	17,288	31,150

Less current portion of long-term debt	(411)	(420)

	$16,877	$30,730

On April 16, 2002, the Company completed a $50 million credit facility with two banks. Revolving loans under this facility mature on April 16, 2005, and bear interest at 0.50% below one of the bank’s prime rate or 1.00% to 1.50% above the euro-dollar rate depending on its ratio of total funded debt to earnings before interest and taxes plus non-cash charges. The facility provides an option to convert any outstanding revolving loans not to exceed $40 million at the maturity date to a four-year term loan. The term loan, once repaid, may not be reborrowed. This credit agreement contains covenants, which, among other things, require the Company to maintain certain financial ratios. As of December 31, 2003, there were $14.5 million of revolving loans outstanding under this credit agreement and the interest rate was 2.17% and 3.0% on loan balances of $10 million and $4.5 million, respectively. This revolving loan is included in long-term liabilities in the accompanying balance sheet as of December 31, 2003 based on our ability and intent to defer payment beyond December 31, 2004. Borrowings under this agreement are secured by a pledge of 100% of the outstanding common stock of Ocular Sciences Puerto Rico and Sunsoft, Inc. and 65% of the outstanding common stock of its Barbados and Canadian subsidiaries. As of December 31, 2003, the Company was in compliance with its covenants.

On December 29, 2003, the Company’s subsidiary, Ocular Sciences K.K. (Japan) completed a new unsecured 1.5 billion Yen credit facility with one bank, guaranteed by Ocular Sciences, Inc. Revolving loans under this facility mature on December 26, 2004, and bear interest on the outstanding principal amount thereof at a rate per annum equal to the applicable adjusted Euroyen Rate for the Interest Period plus 0.95%. This credit agreement contains covenants, which, among other things, require us to maintain certain financial ratios that are substantially the same as those in the Company’s $50 million revolving credit facility. As of December 31, 2003, the Company was in compliance with these covenants. As of December 31, 2003, there was no balance outstanding under this credit agreement.

Annual maturities of long-term debt are as follows (in thousands): 2004—$411; 2005—$14,850; 2006—$349; 2007—$378; 2008—$411; thereafter—$889.

Note 6. Operating Leases

The future minimum annual operating lease payments under non-cancelable lease obligations with an initial term in excess of one year, as of December 31, 2003, are as follows (in thousands):

	Operating Leases
Year Ending December 31,
2004	7,230
2005	6,491
2006	3,947
2007	3,508
2008	2,406
Thereafter	6,786

	$30,368	*

*	Includes approximately $4 million of obligation accrued in conjunction with the Company’s restructuring activities.

Rent expense on operating leases for the Company’s offices, warehouse facilities and certain equipment was approximately $7.8 million, $7.0 million, and $4.3 million for the years ended December 31, 2003, 2002, and 2001, respectively.

Note 7. Common Stock

Certain Anti-Takeover Provisions

The Company’s Board of Directors has the authority to issue up to 4,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders.

Share Repurchase Plan and Treasury Stock

On July 27, 2000, the Company announced the approval by the Board of Directors of a two million share repurchase program. Under the repurchase plan, shares may be repurchased, subject to market and business conditions, at management’s discretion on the open market. During 2000, the Company reacquired 62,500 shares of common stock, were reflected as treasury stock. During 2001, the Company retired those 62,500 shares.

Stock-based Compensation Plans

The Company has the following stock-based compensation plans:

(i)	1989 Stock Option Plan

The 1989 Stock Option Plan provided for the grant to employees, directors and consultants of incentive stock options, exercisable at a price not less than the fair market value of the shares on the grant date, or for non-qualified options, exercisable at a price not less than 85% of the fair market value of the shares on the date of grant. The options generally were granted for a six year-term and vested over a five year period. This plan was terminated upon the effective date of the Company’s initial public offering on August 4, 1997. Any authorized shares not issued or subject to outstanding grants under this plan on August 4, 1997 and any shares that are issuable upon exercise of options granted pursuant to this plan that expire or become unexercisable for any reason without having been exercised in full will be available for future grant and issuance under the 1997 Equity Incentive Plan. As of December 31, 2003, options to purchase a total of 23,040 shares are outstanding under this plan and there are no shares reserved for issuance.

(ii)	1997 Equity Incentive Plan

The 1997 Equity Incentive Plan provides for grants of incentive stock options to employees (including officers and employee directors) and nonqualified stock options to employees, officers, directors, consultants, independent contractors and advisors of the Company. The exercise price of all incentive stock options must be no less than the fair market value of the Company’s Common Stock on the date of grant and the exercise price of all nonqualified stock options must be at a price not less than 85% of such fair market value. The options generally are granted for a ten-year term and vest over either a four or five-year period. Any authorized shares not issued or subject to outstanding grants under the 1989 Plan on August 4, 1997 and any shares that are issuable upon exercise of options granted pursuant to the 1989 Plan that expire or become unexercisable for any reason without having been exercised in full are available for future grant and issuance under the 1997 Equity Incentive Plan. As of December 31, 2003, options to purchase a total of 3,174,206 shares are outstanding under this plan and 547,520 shares are reserved for issuance.

In March 2001, the Board of Directors approved an amendment to the 1997 Equity Incentive Plan to increase the number of shares of common stock authorized and reserved for issuance under the plan by 1,400,000 and the Company’s stockholders approved the amendment in May 2001.

(iii) 1997 Directors Stock Option Plan

The 1997 Directors Stock Option Plan provides for grants of nonqualified stock options to certain non-employee directors of the Company. The exercise price per share of all options granted under the plan must be equal to the fair market value of the Company’s common stock on the date of grant. The options generally are granted for a ten-year term and vest over a three-year period. As of December 31, 2003, options to purchase a total of 527,500 shares are outstanding under this plan and there are 172,500 shares reserved for issuance.

In April 2002, the Company’s stockholders approved an amendment to increase the number of shares of common stock authorized and reserved for issuance under the 1997 Directors Stock Option Plan by 300,000 (from 400,000 to 700,000).

A summary of stock option transactions under the plans indicated at (i), (ii) and (iii) follows:

	Range of Exercise Prices	Number of Options	Weighted Average Exercise Price
Outstanding as of December 31, 2000	$3.04 to $34.69	3,563,330	$18.05
Exercised	3.04 to 26.38	(211,650)	13.49
Granted	12.06 to 23.61	932,200	19.67
Canceled	3.04 to 34.69	(287,771)	18.88

Outstanding as of December 31, 2001	$3.04 to $31.75	3,996,109	$18.61
Exercised	5.03 to 26.38	(354,453)	14.71
Granted	19.40 to 29.74	363,900	24.49
Canceled	8.09 to 31.75	(136,300)	18.21

Outstanding as of December 31, 2002	$3.04 to $31.75	3,869,256	$19.47
Exercised	5.03 to 26.38	(562,233)	15.84
Granted	12.92 to 27.92	748,550	15.53
Canceled	3.04 to 31.44	(330,827)	17.10

Outstanding as of December 31, 2003	$3.04 to $31.75	3,724,746	$19.32

Total number of shares exercisable at December 31, 2003	$3.04 to $31.75	1,975,499	$21.02

The weighted average grant date fair value of the options granted in 2003, 2002 and 2001 and 2000 was $5.37, $9.73 and $7.92 respectively. At December 31, 2003, 720,020 options were available for grant under all plans.

The following table summarizes information about stock options outstanding as of December 31, 2003:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Options	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Number of Options	Weighted-Average Exercise Price
$3.04-6.94	5,840	1.9	$4.35	5,840	$4.35
$6.94-10.41	16,900	3.0	7.70	16,900	7.70
$10.41-13.88	905,661	7.9	12.37	188,318	11.72
$13.88-17.34	271,516	5.2	15.91	149,856	16.35
$17.34-20.81	1,195,879	6.6	19.22	711,786	19.09
$20.81-24.28	455,040	7.6	22.13	188,844	21.86
$24.28-27.75	747,310	4.9	26.20	637,185	26.31
$27.75-31.75	126,600	6.2	28.87	76,770	29.01

$3.04-31.75	3,724,746	6.6	$19.32	1,975,499	$21.02

The weighted average exercise price of those shares exercisable at December 31, 2002 and 2001 were $20.19 and $19.93, respectively.

Note 8. Retirement Savings Plan

In October 1998, the Company established a defined-contribution savings plan under Section 401K of the Internal Revenue Code. This savings plan allows eligible U.S. employees to contribute up to 15% of their compensation on a pre-tax basis. The Company matches 50% of the first six percent of the employees’ contribution. Such matching Company contributions are vested incrementally over five years. All of the Company’s subsidiaries have similar retirement savings plans in the respective countries. The charge to operating income for the Company’s matching contribution was approximately $3.2 million, $2.9 million, and $1.9 million in 2003, 2002, and 2001, respectively.

Note 9. Income Taxes

Income before income tax expense includes the following components (in thousands):

	2003	2002	2001
United States	$9,529	$7,833	$6,189
Foreign	26,845	5,070	5,574
Total	$36,374	$12,903	$11,763

Income tax expense (benefit) for the Years Ended December 31, 2003, 2002 and 2001, consisted of (in thousands):

	2003			2002			2001
	Current	Deferred	Total	Current	Deferred	Total	Current	Deferred	Total
Federal	$4,148	$(1,213)	$2,935	$(1,346)	$3,644	$2,298	$2,129	$336	$2,465
State	1,443	32	1,475	(346)	766	420	(277)	907	630
Foreign	9,591	(4,181)	5,410	1,986	986	2,972	2,454	(309)	2,145

	$15,182	$(5,362)	$9,820	$294	$5,396	$5,690	$4,306	$934	$5,240

The total income tax expense differed from the amount computed by applying the federal statutory income tax rate to income before taxes as a result of the following (in thousands):

	Year Ended December 31,
	2003	2002	2001
Computed tax expense at federal statutory rate	$12,731	$4,516	$4,117
Foreign tax rate differential	(3,405)	1,110	1,665
Puerto Rico possessions tax credit	(580)	(285)	(1,077)
State taxes	959	420	630
Other	115	(71)	(95)

	$9,820	$5,690	$5,240

Deferred tax assets and deferred tax liabilities are as follows (in thousands):

	December 31,
	2003	2002	2001
Deferred tax assets:
Accounts receivable, principally due to allowance for doubtful accounts	$693	$524	$96
Inventories, principally due to reserves and additional costs capitalized for tax purposes	1,800	931	5,253
State taxes	363	—	154
Other accrued liabilities	1,856	1,224	2,766
Net operating losses	115	—	—

Total gross deferred tax assets	4,828	2,679	8,269
Deferred tax liabilities:
Puerto Rico tollgate tax	—	—	(1,171)
Puerto Rico profit allocation and basis difference	—	—	(267)
Other basis differences	—	—	(383)
Depreciation of property and equipment	(988)	(4,200)	(2,573)

Total gross deferred tax liability	(988)	(4,200)	(4,394)

Total net deferred tax asset (liability)	$3,840	$(1,521)	$3,875

The income tax benefits related to the exercise of stock options reduces taxes currently payable and is credited to additional paid-in capital. Such amounts approximated $0.4 million, $1.4 million and $0.5 million for 2003, 2002, and 2001, respectively.

As of December 31, 2003, deferred taxes were not provided on approximately $53.9 of cumulative foreign unremitted earnings, which are expected to remain invested indefinitely. Applicable foreign income taxes have been provided for. Although it is not practical to estimate the amount of additional tax, which might be, payable on the foreign unremitted earnings, credits for foreign income taxes paid will be available at tax rates substantially equal to any U.S. tax liability.

Note 10. Restructuring

During the fourth quarter of 2002, the Company accelerated the implementation of our second-generation manufacturing process throughout our high volume product lines. Given the lower labor and space requirements of these processes, the Company will consolidate its manufacturing operations into a smaller total plant structure. The initiative will allow the Company to meet volume production goals in substantially less space with lower manufacturing overhead. The Company believes that this initiative will result in an annual cost savings of $40 million beginning in 2005. The Company expects the initiative to be completed by 2004. The Company expects to incur total restructuring and related expenses of $50-$55 million in connection with this initiative. Approximately $25 million of these expenses are expected to be non-cash.

As a result of this initiative, the Company recorded a restructuring charge of approximately $34.5 million in the fourth quarter of 2002. This restructuring was recorded in accordance with the terms of EITF 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including certain costs incurred in restructuring).” Of the $34.5 million, approximately $24.7 million related to impairment of property and equipment, $4.7 million related to employee severance and benefit costs, $4.4 million related to leased facilities that will be abandoned within one year and the remaining $0.7 million relates to costs, such as professional fees related to the initiative. The Company recorded additional restructuring charges of approximately $10.9 million during 2003. Of the $10.9 million, approximately $7.1 million related to severance and other salary related and benefit costs, and $3.8 million related to other costs. The Company expects to incur $8-$10 million in restructuring expense in 2004.

Of the $45.3 million of restructuring charges incurred since the inception of the restructuring initiative, $9.2 million of cash has been spent. The Company anticipates spending an additional $15-$20 million in cash related to the restructuring initiative in 2004. Approximately $10 million of this cash to be spent on restructuring in 2004 has already been accrued as of December 31, 2003.

For leased facilities that will be abandoned and subleased, the lease costs represent future lease payments subsequent to abandonment less estimated sublease income. For owned property and equipment, the impairment loss recognized was based on the estimated fair value of the equipment.

The following table summarizes the restructuring and related expenses accrual activity from the initiation of the Company’s activities (in thousands):

	Severance/salary related and Benefits costs	Lease Payment of Facilities	Other	Total
Balance of accrual at December 31, 2002	$4,720	$4,397	$500	$9,617
Additions	7,056	—	3,802	10,858
Payments	(4,852)	(364)	(3,821)	(9,037)
Translation Adjustment	727	415	39	1,181

Balance of accrual at December 31, 2003	$7,651	$4,448	$520	$2,619

Note 11. Foreign Currency Forward Contracts

The Company operates multiple foreign subsidiaries that manufacture and/or sell its products worldwide. As a result, the Company’s earnings, cash flows and financial position are exposed to foreign currency risk from foreign-currency-denominated receivables and payables, forecasted sales transactions, and net investment in certain foreign operations. To address increasing international growth and related currency risks, the Company implemented a foreign currency exposure management policy in October of 2003. The Company’s policy is to enter into foreign exchange forward contracts to mitigate the impact of currency fluctuations on both existing foreign currency asset and liability balances as well as to reduce the risk to earnings and cash flows associated with anticipated foreign currency transactions, including certain intercompany equipment sale and leaseback transactions. The gains and losses on the foreign exchange forwards are intended to partially offset the transaction gains and losses recognized in earnings. The Company does not enter into foreign exchange forward contracts for speculative purposes. Under Statement of Financial Accounting Standard No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133) all derivatives are to be recorded on the balance sheet at fair value. Changes in the fair value of derivatives that do not qualify, or are not effective as hedges must be recognized currently in earnings.

Cash Flow Hedging: In fiscal year 2003, the Company began designating and documenting foreign exchange forward contracts related to forecasted transactions as cash flow hedges. The Company calculates hedge effectiveness, excluding time value, at least quarterly. The change in the fair value of the derivative on a spot to spot basis is compared to the spot to spot change in the anticipated transaction, with the effective portion recorded in Other Comprehensive Income (OCI) until the anticipated transaction is recognized in income. The Company records any ineffectiveness, including the excluded time value of the hedge in other income/ (expense) on its consolidated statement of operations, which was immaterial in 2003. In the event it becomes probable that a hedged anticipated transaction will not occur the gains or losses on the related cash flow hedges will immediately be reclassified from OCI to other income and expense. At December 31, 2003, the outstanding cash flow hedging derivative had a maturity of less than 12 months.

The following table summarizes impact of cash flow hedges on OCI in 2003 (in thousands).

At December 31, 2002	$—
Net change on cash flow hedges	(505)
Reclassification to other income (expense)	57

At December 31, 2003	$(448)

The entire value in OCI at 2003 was associated with losses on anticipated interest income on a long term Euro asset. The Company anticipates reclassifying $64K of the loss to earnings within 12 months.

Balance Sheet Hedging:    The Company manages the foreign currency risk associated with foreign currency denominated assets and liabilities using foreign exchange forward contracts with maturities of less than 12 months. Changes in fair value of these derivatives are recognized currently in other income and expense and substantially offset the remeasurement gains and losses associated with the foreign currency denominated assets and liabilities.

The Company’s outstanding net foreign exchange forward contracts as of December 31, 2003 are presented (in thousands) in the table below. Weighted average forward rates are quoted using market conventions.

	Net Notional Amount	Weighted Average Rate
Cash Flow Hedges:
Euro Sold	6,928	1.1746
Balance Sheet Hedges
Euro Sold	39,364	1.1747
British Pound Sold	9,648	1.7002
Japanese Yen Sold	13,934	107.65

Note 12. Enterprise Wide Disclosures

The Company, which operates in a single operating segment, designs, manufactures and distributes contact lenses. Sales to one major customer amounted to approximately 4.5%, 4.5% and 6.5% of total net sales for the years ended December 31, 2003, 2002, and 2001 respectively. United States export sales approximated 4.3%, 7.4%, and 16.9% of net sales for the years ended December 31, 2003, 2002, and 2001, respectively. The geographic presentation of net sales is based on the origin of the sale. The “Europe” category consists of geographic presentations of France, Netherlands, Germany, Switzerland, Denmark, Hungary, Italy and Ireland. The “Other” category consists of geographic presentations of

Canada, Australia, Cayman Islands and Barbados. The geographic distributions of the Company’s net sales, income from operations, and identifiable net assets are as follows (in thousands):

	UNITED STATES	UNITED KINGDOM	EUROPE	JAPAN	OTH	ELIM	CONSOL
December 31, 2003:
Sales to unaffiliated customers	$146,658	$35,541	$52,895	$61,546	$13,923	$—	$310,563
Intercompany sales	$34,070	$107,736	$96,293	$—	$76,709	$(314,808)	$—

Total net sales	$180,728	$143,277	$149,188	$61,546	$90,632	$(314,808)	$310,563

Income from operations	$26,345	$640	$12,833	$1,312	$1,284	$(7,881)	$34,533

Long-lived assets	$337,914	$43,140	$108,074	$13,545	$156,843	$(459,753)	$199,763

December 31, 2002:
Sales to unaffiliated customers	$150,386	$31,024	$36,199	$38,520	$10,992	$—	$267,121
Intercompany sales	$40,866	$84,254	$3,598	$—	$147,301	$(276,019)	$—

Total net sales	$191,252	$115,278	$39,797	$38,520	$158,293	$(276,019)	$267,121

Income from operations	$28,907	$(745)	$6,437	$1,250	$(84)	$(26,020)	$9,745

Long-lived assets	$354,133	$109,195	$38,995	$12,001	$295,853	$(629,006)	$181,171

December 31, 2001:
Sales to unaffiliated customers	$160,406	$27,819	$26,952	$—	$9,797	$—	$224,974
Intercompany sales	$58,287	$58,303	$35	$—	$137,505	$(254,130)	$(0)

Total net sales	$218,693	$86,122	$26,987	$—	$147,302	$(254,130)	$224,974

Income from operations	$(3,750)	$(6,123)	$2,892	$—	$53,591	$(34,932)	$11,678

Long-lived assets	$254,304	$76,608	$2,720	$—	$173,245	$(328,520)	$178,357

Note 13. Litigation

On November 6, 2002, CIBA Vision Corporation and its subsidiary, Wesley Jessen Corporation (“Wesley Jessen”) filed a lawsuit against us in the U.S. District Court for the Northern District of California alleging that the Company’s color contact lenses infringe patents owned by Wesley Jessen. The complaint seeks an award of damages, including unspecified punitive damages, attorney’s fees and costs and an injunction preventing the alleged infringement. The Company has filed an answer to the complaint and is in the discovery phase. The Company believes the lawsuit is without merit and we intend to defend this action vigorously.

Note 14. Unaudited Quarterly Financial Information

TWO YEAR QUARTERLY FINANCIAL DATA

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands, except per share data)
Fiscal 2003
Net sales	$70,691	$76,117	$82,587	$81,168
Gross profit	37,477	39,839	44,762	45,094
Income from operations	7,326	5,998	11,831	9,378
Net income	5,918	4,205	9,260	7,171
Net income per share (basic)	$0.25	$0.18	$0.39	$0.30
Net income per share (diluted)	$0.25	$0.17	$0.38	$0.29
Fiscal 2002
Net sales	$60,811	$65,677	$72,221	$68,412
Gross profit	33,481	36,540	40,563	36,200
Income (loss) from operations	12,294	10,319	13,309	(26,177)
Net income (loss)	10,093	9,076	11,763	(23,719)
Net income (loss) per share (basic)	$0.43	$0.38	$0.50	$(1.00)
Net income (loss) per share (diluted)	$0.41	$0.37	$0.48	$(1.00)